SOURCING AGREEMENT

between

Alodote Pty Limited

and

American Scientific Resources Inc.

<u>Sourcing Partnership Agreement</u>

This Agreement is made on 1st day of August, 2009

Parties to the Agreement

1. **Alodote Pty Limited** of Suite 2809, 500 Xiang Yang South Road 200031 Shanghai China, (**"Alodote"**)

   and

2. **American Scientific Resources Inc.** of 1112 Weston Road, unit 278, Weston FL 33326 (**"ASRI"**)

Background to the Agreement

A. Alodote is a company incorporated in Sydney NSW with its operational headquarters in Shanghai. Alodote offers manufacturing brokerage services to companies wishing to procure products in China. Alodote is owned by Robert Krakowiak who, together with Tracy Sims, carry out the majority of the services provided by the company and supported by a current staff of five and associates located in US, UK, Australia and East Asia.

B. American Scientific Research Inc (ASRI) American Scientific Resources, Inc. is an emerging holding company for two wholly-owned subsidiaries is a company listed the the US stockexchaage. One of the subsidiary companies is Kidz-Med Inc a company involved in the sourcing and supply of safety medical products for retail and institutional sales.

C. ASRI would like to engages the services of Alodote to assist with some key sourcing assignments in China.

The parties agree as follows:

1. Sourcing

ASRI will provide Alodote with briefs for sourcing and supply of medical products including the manufacture of ASRI designed products. The basis for this agreement is founded on Alodote's ability to source a diverse range of quality products from manufacturers in the Asia Pacific and distribution services internationally and ASRI's ability to provide promote and sell the products through their Kidsmed business both domestically in North American and to other global markets.

2. Obligations of Alodote

2.1 Under this Agreement Alodote undertakes to ASRI that it will:

2.1.1 Product Sourcing **-** Alodote will undertake sourcing assignments as and when directed by ASRI. This would involve

- research, short-listing of suitable supply partners, submission of recommendations and the

- negotiation of pricing and supply agreements with suppliers managed by Alodote during the term of this Sourcing Agreement with ASRI.

2.1.2 Supply Chain & Logistics - Following the execution of supply agreements with suppliers and manufacturers, Alodote will undertake to manage all supply chain and logistics on behalf of ASRI as directed by ASRI. This may include:

- Issuing of purchase and works orders as originated ASRI.
- Negotiating favourable payment terms with the suppliers.
- Ensuring on time delivery of orders.
- Managing local QC.
- Coordinating shipments including negotiations with local freight forwarders to achieve best pricing for all methods of shipment.
- Handling of administrative functions including documentation and tracking of all freight movements within and from China.

2.1.3 Management of Outsourced Manufacturing - Alodote will provide a comprehensive service in managing such projects with the guidance and direction provided by ASRI management team assigned to those projects. This work will include but not be confined to the following activities:

- Sourcing the best partners for the particular product to be manufactured as per ASRI established guidelines and selection criteria.
- Presentation of project briefs to the selected manufacturing partners including product specifications and technical drawings.
- Negotiation of pricing.
- Facilitate the execution of supply agreements.
- Management of local QC and QC inspections as per agreed ASRI QC procedures.
- Management of China supply chain.
- Provide weekly project status reports to ASRI.
- Facilitate visits to China by ASRI.
- Provide ASRI with a liaison office presence in China.
- Weekly Operations conference calls/Skype.

2.2 Alodote further provides the following undertaking to LSB:

2.2.1 Secrecy – ASRI may disclose to Alodote information which is secret and confidential, including, but not limited to: commercial, technical, market, financial, management, manufacturing, and other facts regarding its business; and all estimates, projections, and supporting data, therefore;

a) Alodote covenants that it will not, either during the term of this participation, or at any time thereafter, divulge, disclose, or communicate to any person, firm, or corporation, or use for its own benefit, except as required in the conduct of the above-listed matters and intents, in any manner whatsoever, any secret or confidential information disclosed by ASRI at any time.

b) All confidential information supplied by ASRI shall remain the property of the disclosing party. Upon demand, all such information and any copies (in all formats) shall be immediately returned, including any written notes which may have been made regarding the information, provided that Alodote may keep one copy of such notes for archival purposes.

c) Any breach of this clause by Alodote shall be deemed to cause irreparable injury not properly compensatable by damages in an action at law, and the rights and remedies may therefore be enforced both at law or in equity, by injunction or otherwise.

3. Obligations of ASRI

3.1 ASRI undertakes to Alodote that it will provide on a timely basis all information required for Alodote to perform its obligations under this Agreement.

3.2 ASRI further undertakes that it will ensure payment of any amounts due, invoiced by Alodote within the terms of this Agreement.

4. Payment

4.1 Alodote will be recompensed by ASRI as follows:

4.1.1 Monthly retainer – US$1500

4.1.2 Purchase Order Transactions – Alodote claim a 5% commission against all orders processed by Alodote on behalf of ASRI.

4.1.3 Expenses - Any major expense items such as travel and accommodation will be pre-approved by ASRI. Where other travel occurs that involves Alodote working for other clients, Alodote will apportion a share of these expenses based on the nature of activity and time expended for each client during those trips. In many instances Alodote will apportion a fair percentage of these expenses against Alodote's operational costs. All local travel in Shanghai will be at Alodote's expense. Any charges for telephone, courier charges and postage to ASRI will be claimed on a monthly basis. For the avoidance of doubt, expenses in excess of AUD$ 100 per month will not be accepted unless specifically approved in advance.

4.2 The payment mechanism for the various amounts detailed above will be:

4.2.1 Monthly retainer – to be paid on 15th of each calendar month against commercial invoice submitted by Alodote.

4.2.2 Purchase Order Transactions – Alodote will total the purchases orders processed and shipped by Alodote in any one month and the following month will tally the amount due to Alodote and detailed on the monthly retain invoice as an additional sum.

4.2.3 Expenses - Alodote will submit monthly reimbursement claims for expenses incurred while carrying out tasks on behalf of ASRI. Bank fees associated with overseas transactions will be apportioned or shared according to mutual agreement as and when such expenses are incurred.

5 Intellectual property

5.1 Alodote shall not use any labelling trademark or logo otherwise than as requested by ASRI or its clients and shall have no right to use it for other purposes without ASRI authorisation in writing.

5.2 Alodote has no right to transfer or sell any of the Products manufactured by it under this agreement to any other party or in any other country unless with ASRI's written consent.

5.3 Alodote will not:

(a) allow the manufacture of Products of the specific clients of ASRI for any person other than the clients specified under this agreement; or

(b) directly or indirectly distribute copies of the Product to any person other than representatives of the client or as directed by ASRI.

6. No agency

6.1 For the avoidance of doubt, Alodote is NOT appointed as an agent of ASRI and must not purport this to be the case. Alodote is not authorised to place purchase orders on behalf of ASRI or to commit ASRI to any other financial commitment.

7 Duration of the agreement

7.1 The Agreement commences on the date of this Agreement and shall continue in force for a period of two (2) years which shall be the initial period.

7.2 After the initial period continuance of the Agreement shall be on terms to be mutually agreed upon by the parties not less than three (3) months prior to the expiration of the Agreement and no parties should be under any obligation to renew and extend the Agreement unless mutual agreement is reached.

7.3 The Agreement will be subject to regular performance reviews conducted jointly at locations agreed to in advance.

7.4 Notwithstanding this Agreement shall be terminated if either party goes into liquidation or is bankrupt under any appropriate laws.

7.5 Notwithstanding the provision of clause 7.1 this Agreement shall be terminated should Robert Krakowiak and/or Tracy Sims cease to be employed by Alodote and actively involved in the delivery of these Obligations to ASRI unless ASRI are satisfied (as expressed in writing by a director) that the replacement(s) is (are) equally capable of delivering these Obligations.

8 Governing law

8.1 This Agreement is governed by the laws of Florida.

9 Headings

9.1 The headings into the clauses in this Agreement have been inserted to facilitate reference and are not to be taken as being of any significance whatsoever in the construction or interpretation of the clauses of this Agreement.

10 Successors in title

10.1 Agreement is binding on the successors and assigns of the parties hereto.

10.2 The parties have executed this Agreement the day and year first written.

IN WITNESS WHEREOF the parties have executed this Agreement on the 1st day of August, 2009

Executed by

American Scientific Resources, Inc.

....
Christopher F. Tirotta, MD, MBA
CEO/Chairman

Executed by

Alodote Pty Limited

in the presence of:

....
Authorized Person

....
Witness